UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2015

AgroFresh Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-36316 (Commission File Number)	46-4007249 (I.R.S. Employer Identification Number)

100 S. Independence Mall West Philadelphia, Pennsylvania (Address of principal executive offices)	19106 (Zip code)

215-592-3687
(Registrant’s telephone number, including area code)

Boulevard Acquisition Corp.
399 Park Avenue, 6th Floor
New York, New York 10022
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Introductory Note

On July 31, 2015 (the “Closing Date”), the registrant consummated the previously announced business combination (the “Business Combination”) pursuant to the Stock Purchase Agreement, dated April 30, 2015, by and between Boulevard Acquisition Corp. (“Boulevard”) and The Dow Chemical Company (“TDCC”), (the “Purchase Agreement”), providing for the acquisition by Boulevard of the AgroFresh™ business from TDCC, resulting in AgroFresh Inc. (“AgroFresh”) becoming a wholly-owned, indirect subsidiary of the registrant.

In connection with the closing of the Business Combination (the “Closing”), the registrant changed its name from Boulevard Acquisition Corp. to AgroFresh Solutions, Inc. Unless the context otherwise requires, “we,” “us,” “our,” “AgroFresh Solutions” and the “Company” refer to the combined company and its subsidiaries, including AgroFresh and its subsidiaries. “Boulevard” refers to the registrant prior to the Closing and the “AgroFresh Business,” “Former AgroFresh” or “AgroFresh before the Business Combination” refers to the AgroFresh business before it became a wholly-owned subsidiary of the Company upon the Closing Date.  “Post-Closing AgroFresh” refers to the AgroFresh business after it became a wholly-owned, indirect subsidiary of the Company.

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

On July 31, 2015, in connection with the consummation of the Business Combination described in Item 2.01 below, AgroFresh, as the borrower and AF Solutions Holdings LLC (“AF Holdings”), each a wholly-owned subsidiary of the Company, acting as guarantor, entered into a Credit Agreement with Bank of Montreal, as administrative agent (the “Agent”), BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC (“Credit Suisse”), and Sumitomo Mitsui Banking Corporation (“Sumitomo”) as joint lead arrangers and joint bookrunners, BMO Capital Markets Corp. and Credit Suisse, as joint physical bookrunners, Credit Suisse as syndication agent, Sumitomo as documentation agent, and the lenders party thereto from time to time (the “Credit Facility”). The Credit Facility consists of a $425 million term loan (the “Term Loan”), with an amortization equal to 1.00% per year, and a $25 million revolving loan (which revolving loan includes a $10 million letter-of-credit sub-facility) (the “Revolving Loan”). The Term Loan has a scheduled maturity date of July 31, 2021, and the Revolving Loan has a scheduled maturity date of July 31, 2019.  Borrowings under the loans shall be comprised of alternate base rate loans (an “ABR Borrowing”) or Eurodollar loans (a “Eurodollar Borrowing”), with the applicable margin of interest being ABR plus 3.75% per annum for ABR Borrowings and LIBOR plus 4.75% per annum for Eurodollar Borrowings (with step-downs in respect of borrowings under the Revolving Loans dependent upon the achievement of certain financial ratios). The obligations under the Credit Facility are secured by liens on substantially all of the assets of (a) AgroFresh and its direct wholly-owned domestic subsidiaries (the “Subsidiary Guarantors”), and (b) AF Holdings, including the common stock of AgroFresh, pursuant to that certain Collateral Agreement, dated as of July 31, 2015, by and among AgroFresh, its Subsidiary Guarantors, AF Holdings, and the Agent (the “Collateral Agreement”).

The proceeds of the Credit Facility were used to fund a portion of the purchase price payable to the Rohm and Haas Company (“R&H”), a wholly-owned subsidiary of TDCC, in connection with the Business Combination. Amounts available under Revolving Loans may also be used for working capital, general corporate purposes, and other uses, all as more fully set forth in the Credit Agreement.

A copy of the Credit Agreement  is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference, and the foregoing description of the Credit Agreement is qualified in its entirety by reference thereto.

Investor Rights Agreement

On July 31, 2015, in connection with, and as a condition to the Closing, Boulevard, TDCC, R&H, Boulevard Acquisition Sponsor, LLC (the “Sponsor”), Robert J. Campbell, Joel Citron and Darren Thompson (each individual, together with the Sponsor, collectively the “Initial Stockholders”) entered into an Investor Rights Agreement (the “Investor Rights Agreement”).

Pursuant to the Investor Rights Agreement, any direct or indirect holder of the Company’s common stock, par value $0.0001 per share, (the “Common Stock”) that is party to the Investor Rights Agreement is entitled to demand that the Company register the resale of its securities subject to certain minimum requirements. In addition, such holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Closing. The Company is required to deliver financial statements and other information for each accounting period to TDCC, R&H, and their subsidiaries that are holders of Common Stock or other equity securities of the Company. The Investor Rights Agreement provides that the Company will take all necessary action to cause (i) Torsten Kraef (the “Preferred Director”), the individual designated for appointment to the board of directors of the Company (the “Board”) by R&H as the holder of the outstanding share of Series A Preferred Stock of the Company (the “Series A Preferred Stock”), to be elected a member of the board of directors of each subsidiary of the Company, and (ii) each of Gregory F. Freiwald and Macauley Whiting, Jr., each of whom are nominated to the Board by TDCC pursuant to the terms of the Purchase Agreement, to be appointed a member of each committee of the Board of which the Preferred Director is not a member.   The Investor Rights Agreement also provides for a lock-up period for the shares of Common Stock held by TDCC, R&H and the Initial Stockholders ending twelve months after the Closing Date, subject to limited exceptions, including that R&H has the right to transfer its securities if, in its sole discretion, R&H determines in good faith that its ownership percentage of Common Stock and non-voting common stock of the Company would require it to consolidate the results of operations and financial position of the Company (a “Consolidation Risk”) and if after providing the Company with notice of this Consolidation Risk (the “Consolidation Notice”), the Company has not engaged R&H in transactions to reduce its ownership percentage to a level to remediate the Consolidation Risk within 20 business days following the date of the Consolidation Notice. The Investor Rights Agreement supersedes all similar agreements relating to the right to register securities of the Company, and terminates any such agreements between the Company and the Initial Stockholders, such as the existing lock-up agreements between Boulevard and the Initial Stockholders.

A copy of the Investor Rights Agreement is filed with this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference, and the foregoing description of the Investor rights Agreement is qualified in its entirety by reference thereto.

Tax Receivables Agreement

On July 31, 2015, in connection with, and as a condition to the Closing, TDCC, R&H, AgroFresh and Boulevard entered into a Tax Receivables Agreement (the “Tax Receivables Agreement”).

Pursuant to the Tax Receivables Agreement, the Company will pay annually to TDCC 85% of the amount of the tax savings, if any, in U.S. Federal, state and local income tax or franchise tax that Company actually realizes as a result of the increase in tax basis of the AgroFresh assets resulting from a section 338(h)(10) election that Boulevard and TDCC have agreed to make in connection with the Business Combination. While the amount and timing of any payments under the Tax Receivables Agreement will vary depending upon a number of factors, including the amount and timing of our income, we expect that during the anticipated term of the Tax Receivables Agreement the payments that we may make to TDCC could be substantial. In addition, payments under the Tax Receivables Agreement will give rise to additional tax benefits and therefore to additional potential payments under the Tax Receivables Agreement. The term of the Tax Receivables Agreement will commence at Closing and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the Tax Receivables Agreement for an amount based on an agreed value of payments remaining to be made under the Tax Receivables Agreement.

A copy of the Tax Receivables Agreements is filed with this Current Report on Form 8-K as Exhibit 10.3 and is incorporated herein by reference, and the foregoing description of the Tax Receivables Agreement  is qualified in its entirety by reference thereto.

Transition Services Agreement

On July 31, 2015, in connection with, and as a condition to the Closing, TDCC and AgroFresh entered into a Transition Services Agreement (the “Transition Services Agreement”).

Pursuant to the Transition Services Agreement, TDCC will provide AgroFresh with, among other things, certain marketing and sales, customer service, supply chain, environmental health and safety, consulting, business records, packaging and storage, research and development, information technology and finance services for a limited period of time after the Closing Date (ranging from six months to five years depending on the service), in exchange for the fees set forth in the Transition Services Agreement. The Transition Services Agreement also provides for a $5 million execution fee that Boulevard paid to TDCC on the Closing Date.

A copy of the Transition Services Agreement is filed with this Current Report on Form 8-K as Exhibit 10.4 and is incorporated herein by reference, and the foregoing description of the Transition Services Agreement is qualified in its entirety by reference thereto.

Warrant Purchase Agreement

On July 31, 2015, in connection with, and as a condition to the Closing, TDCC, R&H, Boulevard and the Sponsor entered into a Warrant Purchase Agreement (the “Warrant Purchase Agreement”).

Pursuant to the Warrant Purchase Agreement, beginning on the Closing Date and ending on the date that is nine months after the Closing Date, the Company is required to purchase in the open market warrants issued in connection with Boulevard’s initial public offering (the “Public Offering”), in an aggregate amount of $10 million, at a purchase price per warrant of no more than $1.25. If the Company has not purchased in the aggregate $10 million of warrants before April 30, 2016, the Sponsor may sell to the Company private placement warrants it holds at $1.00 per private placement warrant to satisfy the obligation (such private placement warrants, together with all other warrants purchased under the Warrant Purchase Agreement, the “Purchased Warrants”). Pursuant to the Warrant Purchase Agreement, the Company is required to issue to R&H no later than April 30, 2016, warrants to purchase the Company’s Common Stock representing 66-2/3% of the Purchased Warrants at no cost to R&H and on the same terms as the warrants issued in connection with the Public Offering. In the event that the Company has not issued to R&H an aggregate of 6,000,000 warrants on or prior to April 30, 2016, (a) the Sponsor will be required to transfer to the Company, at no cost to the Company, the number of warrants equal to one-half of the difference between (i) 6,000,000 and (ii) the number of warrants issued by the Company to R&H on or prior to such date (such difference between clauses (i) and (ii), the “Make-Up Warrant Amount”) and (b) the Company will be required to issue such number of warrants equal to the Make-Up Warrant Amount.

A copy of the Warrant Purchase Agreement is filed with this Current Report on Form 8-K as Exhibit 10.5 and is incorporated herein by reference, and the foregoing description of the Warrant Purchase Agreement is qualified in its entirety by reference thereto.

Item 1.02. Termination of a Material Definitive Agreement.

On July 31, 2015, in connection with, and as a condition to the Closing, Boulevard, the Initial Stockholders and Avenue Capital Management II, L.P. entered into an Omnibus Termination Agreement (the “Termination Agreement”). Pursuant to the Termination Agreement, (i) the Second Amended and Restated Sponsor Warrants Purchase Agreement, dated February 12, 2014, (ii) the Securities Purchase Agreement, dated November 19, 2013, (iii) the Promissory Note, dated November 19, 2013, (iv) the Registration Rights Agreement, dated February 12, 2014, (v) the Securities Assignment Agreement, dated January 31, 2014, and (vi) the Administrative Services Agreement, dated February 12, 2014, which were each entered into in connection with the Public Offering, were terminated.

In addition, on July 31, 2015, (i) each of the Initial Stockholders entered into Letter Agreements with Boulevard (each a “Letter Agreement” and collectively, the “Letter Agreements”), with each Letter Agreement replacing and superseding each Initial Stockholder’s respective Letter Agreement, dated February 12, 2014, with Boulevard, executed in connection with the Public Offering, and (ii) Boulevard, the Initial Stockholders and Continental Stock Transfer & Trust Company, the Company’s transfer agent, entered into an amendment to the Securities Escrow Agreement, dated February 12, 2014 (the “Escrow Agreement Amendment”), which was executed in connection with the Public Offering.

Pursuant to the terms of the Purchase Agreement, the Letter Agreements terminated the existing lock-up agreements between Boulevard and the Initial Stockholders and the existing escrow periods for the Common Stock and warrants of the Company held by the Initial Stockholder’s, respectively. The Letter Agreements provide for a lock-up period for the shares of Common Stock held by the Initial Stockholders ending twelve months after the Closing Date. The Escrow Agreement Amendment extended the existing escrow period of (i) the Common Stock held by the Initial Stockholders until the expiration of the lock-up period under the Letter Agreements, and (ii) the warrants of the Company held by the Initial Stockholders until 30 days after the Closing Date.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth under “Introductory Note” above is incorporated into this Item 2.01 by reference. The material provisions of the Purchase Agreement are described in Boulevard’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on July 16, 2015 (the “Proxy Statement”) relating to the Special Meeting (as defined below) in the section entitled “Proposal No. 1—Approval of the Business Combination—The Purchase Agreement” which is incorporated by reference herein. In the Business Combination, Boulevard purchased all of the issued and outstanding stock of AgroFresh through AF Solutions Holdings, LLC, a wholly-owned subsidiary of Boulevard, with AgroFresh becoming a wholly-owned, indirect subsidiary of AgroFresh Solutions.

The Business Combination was approved by Boulevard’s stockholders at the Special Meeting in lieu of the 2015 Annual Meeting of Boulevard Stockholders held on July 29, 2015 (the “Special Meeting”).

The Company was not required to redeem any shares of Common Stock in connection with the Closing. In the Business Combination and pursuant to the Purchase Agreement, the Company paid the following consideration to R&H: (i) 17,500,000 shares of Common Stock (the “Stock Consideration”) and (ii) $635 million in cash (the “Cash Consideration”). In addition, prior to the Closing, the Company issued 4,878,048 shares of Common Stock (the “Private Placement Shares”), at a purchase price of $10.25 per share and an aggregate purchase price of $50.0 million, to five investors (the “Private Placement Investors”) pursuant to the certain subscription agreements entered into on May 22, 2015.

As of the Closing Date, there were (a) 49,940,548 shares of Common Stock outstanding, consisting of (i) 27,562,500 shares issued and outstanding prior to the Business Combination, (ii) the Stock Consideration, and (iii) the Private Placement Shares and (b) 17,185,000 warrants outstanding, exercisable for 17,185,000 shares of Common Stock, consisting of (i) 11,025,000 warrants originally sold as part of units in the Public Offering and (ii) 6,160,000 private placement warrants that were sold by Boulevard to the Sponsor in a private sale simultaneously with the Public Offering. Upon the consummation of the Closing, the pre-closing stockholders of Boulevard, including the Sponsor and its affiliates, owned approximately 55% of the outstanding Common Stock, R&H owned approximately 35% of the outstanding Common Stock, and the Private Placement Investors owned approximately 10% of the outstanding Common Stock.

Prior to the Closing, the Company was a shell company with no operations, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Boulevard and one or more businesses. After the Closing, the Company became a holding company whose assets primarily consist of interests in its wholly-owned, indirect subsidiary, AgroFresh. The following information is provided about the business of the Company reflecting the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company makes forward-looking statements in this Current Report on Form 8-K. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

• the benefits of the Business Combination;

• the future financial performance of the Company following the Business Combination;

• changes in the markets in which AgroFresh competes;

• growth plans and opportunities, including planned product and service offerings;

• AgroFresh’s ability to increase brand loyalty and awareness;

• AgroFresh’s ability to enter into alliances and complete acquisitions of other businesses;

• protection of AgroFresh’s intellectual property rights;

• the outcome of any known and unknown litigation; and

• other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•            the risk that the Business Combination disrupts current plans and operations as a result of the consummation of the transactions described herein;

•            the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•            costs related to the Business Combination;

•            changes in applicable laws or regulations;

•            the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and

•            other risks and uncertainties set forth in the Proxy Statement in the section entitled “Risk Factors” beginning on page 42.

Business

The AgroFresh Business prior to the Business Combination is described in the Proxy Statement in the section entitled “Information about AgroFresh” beginning on page 175, which is incorporated by reference herein. The business of Boulevard prior to the Business Combination is described in the Proxy Statement in the section entitled “Information About Boulevard” beginning on page 159, which is incorporated by reference herein.

Risk Factors

The risk factors related to the Company’s business and operations are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 42, which is incorporated by reference herein.

Selected Financial Information

The following table contains summary historical combined financial data for Former AgroFresh derived from the (i) unaudited carve-out Combined Financial Statements of AgroFresh for the three months ended March 31, 2015 and March 31, 2014 and (ii) audited carve-out Combined Financial Statements of AgroFresh for the years ended December 31, 2014, December 31, 2013 and December 31, 2012. The information below is only a summary and should be read in conjunction with the information contained under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes included and incorporated by reference in this Current Report on Form 8-K.

	For the three months ended March 31,		For the years ended December 31
(in thousands)	2015	2014	2014	2013	2012
Statement of Operations Data
Net sales	$32,796	$29,622	$180,508	$158,789	$128,396
Cost of sales	$5,007	$5,258	$30,659	$29,430	$25,383
Income before income taxes	$9,576	$4,864	$69,256	$52,597	$29,492
Net income	$2,480	$1,933	$27,857	$27,456	$13,162
Cash Flow Data
Cash provided by (used in) operating activities	$(19,828)	$(9,190)	$55,811	$33,445	$34,934
Cash used in investing activities	$(77)	$(185)	$(1,300)	$(992)	$(600)
Financing activities—Cash Transfers (to) from Parent, net	$19,905	$9,375	$(54,511)	$(32,453)	$(34,334)
Balance Sheet Data
Total assets	$308,717	$331,833	$337,506	$358,921
Total liabilities	$53,315	$57,787	$103,155	$93,593
Total combined equity	$255,402	$274,046	$234,351	$265,328

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of Former AgroFresh’s financial conditions and results of operations covers periods prior to the consummation of the Business Combination and summarizes the factors that had a material effect on its results of operations during the fiscal years ended December 31, 2014, December 31, 2013, and December 31, 2012, and the three months ended March 31, 2015 and March 31, 2014. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact that the Business Combination will have on Post-Closing AgroFresh. The Business Combination impact includes, without limitation, increased leverage and debt service requirements, the impact of purchase accounting, and costs to operate as a standalone company which is discussed in the “Impact of the Transaction”, “Following the Transaction” and other designated sections in the Proxy Statement. Unless otherwise stated, references to Former AgroFresh or the AgroFresh Business in this section generally refer to the business as historically conducted on an integrated basis by AgroFresh Inc. and through operations within other subsidiaries of TDCC globally.

The following discussion should be read in conjunction with the “Selected Financial Information” and Former AgroFresh’s consolidated financial statements and related notes thereto included in the Proxy Statement and incorporated by reference in this Current Report on Form 8-K, and the Unaudited Pro Forma Condensed Combined Financial Information filed with this Current Report on Form 8-K as Exhibit 99.1. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from Former AgroFresh management’s expectations. Factors that could cause such differences are discussed in “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this Current Report on Form 8-K and “Risk Factors” incorporated by reference in this Current Report on Form 8-K. The Company assumes no obligation to update any of these forward-looking statements.

Overview

Former AgroFresh is an agricultural innovator in proprietary technologies that enhance the freshness, quality, and value of fresh produce. Former AgroFresh currently offers SmartFresh™ applications at customer sites through a direct service model utilizing third-party contractors. As part of the AgroFresh™ Whole Product offering, Former AgroFresh also provides advisory services based on its extensive knowledge base on the use of 1-MCP collected through thousands of monitored applications done as part of the SmartFresh Whole Product offering. Former AgroFresh operates in over 40 countries and derives over 90% of its revenue working with customers to protect the value of apples, pears, and other produce during storage.

Historically, AgroFresh before the Business Combination operated as a combination of an indirect wholly-owned subsidiary, and operations within other subsidiaries, of TDCC. Former AgroFresh’s carve-out Combined Financial Statements presented in the Proxy Statement beginning on page F-2 and incorporated herein by reference have been derived from the financial statements and accounting records of TDCC. The preparation of this information was based on certain assumptions and estimates, including the allocation of certain TDCC corporate costs.

Factors Affecting Former AgroFresh’s Results of Operations

Former AgroFresh’s results of operations are affected by a number of external factors. Some of the more important factors are briefly discussed below.

Demand for Former AgroFresh’s Offerings

Former AgroFresh services customers in over 40 countries and derives its revenue by assisting growers and packers to optimize the value of their crops primarily through the post-harvest period. Its products and services add value to its customers by reducing food spoilage and extending the life of perishable fruits. The U.S. Food and Agriculture Organization has estimated that a growing global population would require a near doubling of food production in developing countries by 2050 to meet expected demand.

This global trend, among others, creates demand for Former AgroFresh’s solutions. Former AgroFresh’s offerings are currently protected by patents on the encapsulation of the active ingredient, 1-MCP.

The global produce market is a function of both the size and the yield of the crop harvested; variations in either will affect total production. Because Former AgroFresh’s customers operate in the agricultural industry, weather patterns may impact their total production which defines the business’s commercial opportunities. Former AgroFresh supports a diverse customer base whose end markets vary due to the type of fruit and quality of the product demanded in their respective markets. Such variation across end markets affects demand for Former AgroFresh’s services.

Customer Pricing

Former AgroFresh’s offerings are priced based on the value they provide to Former AgroFresh’s customers. From time to time, Former AgroFresh adjusts the pricing of its offering to address market trends. Former AgroFresh does not price its products in relation to any underlying cost of materials or services; therefore, its margins can fluctuate with changes in these costs. Former AgroFresh pricing may include rebate arrangements with customers in exchange for mutually beneficial long-term relationships and growth.

Whole Product Offering

The AgroFresh™ Whole Product offering is a direct service model for Former AgroFresh’s commercially available products, including SmartFresh™ and Harvista™. Sales and sales support personnel maintain direct face-to-face relationships with customers year round. Technical sales and support personnel work directly with customers to provide value-added advisory services regarding the application of SmartFresh. They provide comprehensive fruit physiology based technical advisory support. The actual application of SmartFresh is performed by service providers that are typically third-party contractors. The Harvista application service, through both aerial and ground application, is also administered by third-party service providers. Due to the pre-harvest mechanism of the Harvista applications, the variable cost for Harvista is higher than the comparative post-harvest application cost of SmartFresh.

Former AgroFresh is shifting the terms of its contracts with service providers from annual renewal periods to two or three year durations in order to have greater certainty that experienced applicators will be available for the next harvest season. Most of Former AgroFresh’s service providers are operating under multi-year contracts. Former AgroFresh management believes the quality and experience of its service providers delivers clear commercial benefits.

Seasonality

Former AgroFresh’s operations are subject to seasonal variation due to the timing of the growing seasons around the world. Northern Hemisphere growers harvest from August through November, and Southern Hemisphere growers harvest from late January to early May. Since the majority of Former AgroFresh sales are in Northern Hemisphere countries, a proportionately greater share of its revenue is realized during the fourth quarter. There are also variations in the seasonal demands from year to year depending on weather patterns and crop size. This seasonality and variations of this seasonality could impact the ability to compare results between time periods.

Foreign Currency Exchange Rates

With a global customer base and geographic footprint, Former AgroFresh generates revenue and incurs costs in a number of different currencies. In 2014, approximately 40% of Former AgroFresh’s net sales and approximately 44% of Former AgroFresh’s costs were incurred in currencies other than the U.S. dollar, with the Euro comprising the most significant share. Fluctuations in the value of these currencies relative to the U.S. dollar can increase or decrease Former AgroFresh’s overall revenue and profitability as stated in U.S. dollars, which is Former AgroFresh’s reporting currency. In certain instances, if sales in a given geography have been adversely impacted on a long-term basis due to foreign currency depreciation, Former AgroFresh has been able to adjust its pricing so as to mitigate the impact on profitability.

Domestic and Foreign Operations

Former AgroFresh has both domestic and foreign operations. Former AgroFresh reported losses in the foreign component of income before income taxes for the years ended December 31, 2014, 2013 and 2012 (see Note N to the Former AgroFresh audited carve-out Combined Financial Statements included in the Proxy Statement on page F-23). The foreign component of cost of sales is primarily based on the charges for product purchases set by AgroFresh, the U.S. entity within the AgroFresh Business, which are based on estimates of market selling prices less local selling, general and administrative costs and other expenses. The foreign component of loss before income taxes is primarily due to a difference between the anticipated market selling prices and local expenses compared to actual results. Former AgroFresh’s domestic and foreign income before income taxes for the years ended December 31, 2014, 2013 and 2012 in the audited carve-out Combined Financial Statements are not necessarily indicative of results that Former AgroFresh would have generated on a stand-alone basis. Fluctuations in foreign exchange rates, regional growth-related spending in research and development (“R&D”) and marketing expenses, and changes in local market selling prices, among other factors, may impact the profitability of foreign operations in the future.

Key Financial Definitions

Net Sales

Sales are recognized when there is evidence of an arrangement, the price is fixed and determinable, collection from the customer is probable and risk and title to the product transfer to the customer, or if an application service has been provided to the customer, when the application occurs. The standard terms of delivery are included in its contracts of sale, order confirmation documents and invoices. In addition, from time to time Former AgroFresh receives upfront royalty payments which are deferred and recognized as revenue when the royalty is earned. Sales are recorded net of provisions for customer discounts and rebate programs.

Cost of Sales

Former AgroFresh classifies the costs of manufacturing and distributing its products as cost of sales. Manufacturing costs include raw materials, utilities, packaging, fixed manufacturing costs, fees paid to third party contracted applicators, and fees paid to third party contract manufacturers associated with production. Fixed manufacturing costs include such items as plant site operating costs and overhead, production planning, depreciation and amortization, repairs and maintenance, environmental, and engineering costs and allocations to Former AgroFresh using TDCC’s cost allocation methodology. Freight costs and any directly related costs of transporting finished product to customers are recorded as “Cost of sales” in Former AgroFresh’s combined statements of income and comprehensive income. Royalty expense paid to third party technology providers is also included in cost of sales.

Research and Development

R&D expenses are the cost of services performed by the R&D function, including technical service and development, process research, and product development in support of Former AgroFresh. The expenses incurred by the R&D function in support of the AgroFresh Business include costs recorded within business direct cost centers and allocations to Former AgroFresh using TDCC’s cost allocation methodology. The direct costs include costs incurred with third party contractors and the expenses of the R&D individuals assigned to Former AgroFresh, including salaries, fringe benefits, travel, materials and supplies, information technology and office expenses.

Selling, General and Administrative Expenses

Selling, general and administrative expenses are the cost of services performed by the marketing and sales functions (including sales managers, field sellers, marketing research, marketing communications and promotion and advertising materials) and by administrative functions (including product management, business management, customer invoicing, and legal) in support of the AgroFresh Business. The expenses include costs recorded within business direct cost centers and allocations to the AgroFresh Business using TDCC’s cost allocation methodology. The direct costs include the expenses of the marketing and sales individuals assigned to the AgroFresh Business, including salaries, fringe benefits, travel, materials and supplies, information technology and office expenses.

Amortization of intangibles

Finite-lived intangible assets are amortized over their estimated useful lives generally on a straight-line basis, for periods ranging from five to twenty years. Finite-lived intangible assets are reviewed for impairment or obsolescence annually, or more frequently if events or changes in circumstances indicate that the carrying amount of an intangible asset may not be recoverable. If impaired, intangible assets are written down to fair value based on discounted cash flows. No impairment of finite-lived intangibles was recorded in any of the periods presented. Primarily, such finite-lived intangible assets arose when TDCC acquired Former AgroFresh in 2009.

Provision for Income Taxes

During the periods presented, Former AgroFresh did not file separate tax returns as it was included in the tax returns of TDCC entities within the respective tax jurisdictions. The income tax provision and related balance sheet amounts were calculated using a separate return basis, as if Former AgroFresh was a separate taxpayer.

The provision for income taxes has been determined using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted rates. The effect of a change in tax rates on deferred tax assets is recognized in income in the period that includes the enactment date. Deferred taxes are not provided on the unremitted earnings of subsidiaries outside of the U.S. when it is expected that these earnings will be permanently reinvested.

Annual tax provisions include amounts considered sufficient to pay assessments that may result from examinations of prior year tax returns; however, the amount ultimately paid upon resolution of issues raised may differ from the amounts accrued.

The financial statement effect of an uncertain income tax position is recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. Accruals are recorded for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated.

During the periods presented in the historical carve-out Combined Financial Statements presented in the Proxy Statement and incorporated herein by reference, Former AgroFresh did not file separate tax returns as it was included in the tax returns of TDCC entities within the respective tax jurisdictions. The income tax provision included in such historical carve-out Combined Financial Statements presented in the Proxy Statement and incorporated herein by reference, was calculated for each period using a separate return basis, as if Former AgroFresh was a separate taxpayer. Accordingly, Former AgroFresh’s tax results as presented are not necessarily indicative of results that Former AgroFresh would have generated as a stand-alone company.

Comparability of Historical Results

Historically, the AgroFresh Business operated as a combination of an indirect wholly-owned subsidiary, and operations within other subsidiaries of TDCC. Former AgroFresh’s carve-out Combined Financial Statements presented in the Proxy Statement and incorporated herein by reference have been derived from the financial statements and accounting records of TDCC. The preparation of this information was based on certain assumptions and estimates, including the allocation of certain TDCC corporate costs.

The carve-out Combined Financial Statements presented in the Proxy Statement and incorporated herein by reference do not purport to reflect what the results of operations, comprehensive income, financial position, equity or cash flows would have been had Former AgroFresh operated as a standalone company during the periods presented. For a detailed description of the basis of presentation and an understanding of the limitations of the predictive value of the historical combined financial statements, see Notes A and B to Former AgroFresh’s audited carve-out Combined Financial Statements and Notes 1 and 2 to Former AgroFresh’s unaudited carve-out Combined Financial Statements in the Proxy Statement.

Standalone Expenses

Following the Business Combination, AgroFresh is now a wholly-owned indirect subsidiary of AgroFresh Solutions and operates throughout several wholly-owned subsidiaries around the world. Former AgroFresh’s historical carve-out Combined Financial Statements in the Proxy Statement and incorporated herein by reference include expense allocations for support functions that were provided by TDCC and its affiliates, such as general corporate expenses related to communications, audits, corporate administration, finance, legal, information technology, human resources, compliance and operations. However, the costs that were allocated for these historical periods required certain estimates and assumptions and may not reflect the costs that would have been required to operate the AgroFresh Business as a standalone company.

Following the Business Combination, TDCC will continue to provide, or cause to be provided, to the AgroFresh Business services related to several (but not all) of these functions on a transitional basis pursuant to a Transition Services Agreement, and Post-Closing AgroFresh expects to incur other costs to replace the services and resources that will not be provided by TDCC. AgroFresh expects that it will use many of these services for approximately one year following the consummation of the Business Combination, though some services may be utilized for shorter periods or for up to five years. AgroFresh may agree with TDCC to extend certain service periods or may terminate such service period by providing prior notice. For additional information on the Transition Services Agreement, see Item 1.01 of this Current Report on Form 8-K.

Purchase Accounting

The Company’s financial statements in the future will vary in important respects from the Former AgroFresh historical Combined Financial Statements contained in the Proxy Statement and incorporated herein by reference. Future financial statements will be filed on a predecessor/successor basis, with pre-and post-acquisition AgroFresh operations separated by the line of demarcation as the results will not be comparable. Such incomparability is due in part to the requirements to record all assets acquired and liabilities assumed at fair value in accordance with ASC 820 Fair Value Measurement as the Company will account for the Business Combination using the acquisition method of accounting. As a result, the purchase price for Former AgroFresh, which for this purpose is deemed to be $991.7 million, will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the Closing. The excess of the purchase price over these allocations will be assigned to goodwill, which is not amortized for accounting purposes but is subject to testing for impairment at least annually. The allocation of the purchase price of the assets acquired will result in an increase in amortization and depreciation expense relating to the acquired intangible assets and depreciable long-lived assets because we will record the fair value of these assets. The Company will extend the remaining depreciable lives of the tangible assets to reflect the estimated useful lives for purposes of calculating periodic depreciation, and we will amortize the intangible assets over their estimated useful lives. See “Unaudited Pro Forma Condensed Combined Financial Information” filed with this Current Report on Form 8-K as Exhibit 99.1.

For purposes of acquisition method of accounting and the allocations described above, and applying applicable accounting rules, the purchase price for Former AgroFresh will be deemed to be $991.7 million. This figure reflects: (i) the $810 million purchase price in cash and shares of Common Stock specified in the Purchase Agreement (comprised of $635 million in cash and 17.5 million shares of Common Stock with a deemed value of $10 per share); (ii) an increase in the fair value of the consideration paid in the form of shares by valuing such shares at $12.00 per share (the closing sales price of the shares on July 31, 2015 as reported on The NASDAQ Capital Market); (iii) an assumed risk adjusted present value (fair value) of the potential additional deferred payment which may be payable to TDCC in 2018; (iv) an assumed risk adjusted present value (fair value) of the payments to be made by AgroFresh to TDCC over time under the Tax Receivable Agreement; and (v) a fair value of the warrants to be received by TDCC under the Warrant Purchase Agreement of $3.17 per warrant, which is the closing sales price of the warrants on July 31, 2015, as reported on The NASDAQ Capital Market.

Increased Leverage

As of March 31, 2015, after giving pro forma effect to the Business Combination, Former AgroFresh would have had approximately $425.0 million of outstanding total indebtedness from the Term Loan. For the three month period ended March 31, 2015, Former AgroFresh’s pro forma interest expense would have been approximately $6.0 million, excluding amortization of debt issuance costs. For the twelve month period ended December 31, 2014, Former AgroFresh’s pro forma interest expense would have been approximately $24.3 million, excluding amortization of debt issuance costs. See “Unaudited Pro Forma Condensed Combined Financial Information” filed with this Current Report on Form 8-K as Exhibit 99.1. As a result of the Business Combination, AgroFresh has incurred a significant amount of indebtedness and its related interest expense will be higher than it was for Former AgroFresh in prior periods.

Results of Operations

The following discussion should be read in conjunction with the information contained in Former AgroFresh’s historical audited carve-out Combined Financial Statements and the notes thereto for the year ended December 31, 2014 and unaudited carve-out Combined Financial Statements and notes thereto for the three months ended March 31, 2015 in the Proxy Statement and incorporated herein by reference. However, Former AgroFresh’s historical results of operations set forth below and elsewhere in this Current Report on Form 8-K may not necessarily reflect what would have occurred if it had been a separate, standalone entity or a subsidiary of the Company during the periods presented or what will occur in the future.

			2015 to 2014
(In thousands) For the three months ended March 31	2015	2014	$ Change	% Change
Net sales	32,796	29,622	3,174	10.7%
Cost of sales	5,007	5,258	(251)	–4.8%

Gross profit	27,789	24,364	3,425	14.1%

Research and development expenses	4,583	4,945	(362)	–7.3%
Selling, general and administrative expenses	6,362	7,128	(766)	–10.7%
Amortization of intangibles	7,267	7,427	(160)	–2.2%
Sundry expense—net	1	—	1	na

Income before income taxes	9,576	4,864	4,712	96.9%

Provision for income taxes	7,096	2,931	4,165	142.1%

Net Income	2,480	1,933	547	28.3%

Gross Margin Percentage	84.7%	82.2%

Three Months Ended March 31, 2015 Compared To Three Months Ended March 31, 2014

Net Sales

Net sales increased $3.2 million, or 10.7%, to $32.8 million for the three months ended March 31, 2015 as compared to $29.6 million for the three months ended March 31, 2014. Sales gains were primarily driven by an increase in apple crop applications due to an early start to the South African and Brazilian growing seasons, and a greater number of applications on other fruits, partially offset by negative currency impact from a stronger U.S. dollar. More specifically, revenue in North America increased to $1.1 million in the three months ended March 31, 2015 from $0.6 million for the three months ended March 31, 2014 primarily due to increased flower applications. Revenue in Europe, Middle East and Africa (“EMEA”) increased to $7.0 million in the three months ended March 31, 2015 from $5.6 million for the three months ended March 31, 2014. Higher sales in EMEA were primarily driven by more product applications in South Africa due to a strong apple crop, early growing season, and greater penetration in persimmon packhouses, which positive factors were partially offset by the negative impact of currency from a stronger U.S. dollar. Revenue in Latin America increased to $19.9 million in the three months ended March 31, 2015 from $19.1 million for the three months ended March 31, 2014 primarily driven by a large plum crop and higher penetration in pears. Revenue in the Asia Pacific region increased to $4.8 million in the three months ended March 31, 2015 from $4.3 million for the three months ended March 31, 2014 primarily driven by a strong apple crop in New Zealand and Australia, which was partially offset by unfavorable currency impact from a stronger U.S. dollar.

Cost of Sales

Cost of sales decreased $0.3 million to $5.0 million for the three months ended March 31, 2015 as compared to $5.3 million for the three months ended March 31, 2014 primarily driven by favorable currency impact from a stronger U.S. dollar, which more than offset increased product application expense associated with higher sales.

Gross Profit

Gross profit increased $3.4 million to $27.8 million for the three months ended March 31, 2015 as compared to $24.4 million for the three months ended March 31, 2014 primarily driven by the increase in net sales. Gross profit as a percent of net sales increased slightly to 84.7% for the three months ended March 31, 2015 compared to 82.2% for the three months ended March 31, 2014. This increase is primarily driven by lower application service costs in EMEA, New Zealand and Brazil.

Research and Development Expenses

Research and development expenses decreased $0.3 million to $4.6 million for the three months ended March 31, 2015 as compared to $4.9 million for the three months ended March 31, 2014 primarily driven by favorable currency impact from a stronger U.S. dollar and the timing of project expenses.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased $0.7 million to $6.4 million for the three months ended March 31, 2015 as compared to $7.1 million for the three months ended March 31, 2014. This decrease was primarily driven by favorable currency impact from a stronger U.S. dollar and lower administrative expense.

Income Tax Provision

Provision for income taxes increased $4.2 million to $7.1 million for the three months ended March 31, 2015 as compared to $2.9 million for the three months ended March 31, 2014. Former AgroFresh’s effective tax rate for the three months ended March 31, 2015 was 74.1% compared to 60.3% for the three months ended March 31, 2014. Former AgroFresh’s provision increased primarily as a result of higher earnings. The effective tax rate increased primarily due to the geographic mix of earnings and losses in geographies outside the U.S. where no tax benefit was realized due to valuation allowances.

				2014 to 2013		2013 to 2012
(In thousands) For the years ended December 31	2014	2013	2012	$ Change	% Change	$ Change	% Change
Net sales	$180,508	$158,789	$128,396	$21,719	13.7%	$30,393	23.7%
Cost of sales	30,659	29,430	25,383	1,229	4.2%	4,047	15.9%

Gross profit	149,849	129,359	103,013	20,490	15.8%	26,346	25.6%

Research and development expenses	19,399	17,837	16,682	1,562	8.8%	1,155	6.9%
Selling, general and administrative expenses	31,534	29,153	26,674	2,381	8.2%	2,479	9.3%
Amortization of intangibles	29,656	29,767	29,901	(111)	–0.4%	(134)	–0.4%
Sundry expense—net	4	5	264	(1)	–20.0%	(259)	–98.1%

Income before income taxes	69,256	52,597	29,492	16,659	31.7%	23,105	78.3%

Provision for income taxes	41,399	25,141	16,330	16,258	64.7%	8,811	54.0%

Net Income	$27,857	$27,456	$13,162	$401	1.5%	$14,294	108.6%

Gross Margin Percentage	83.0%	81.5%	80.2%

Year Ended December 31, 2014 Compared To Year Ended December 31, 2013

Net Sales

Net sales increased $21.7 million, or 13.7%, to $180.5 million for the year ended December 31, 2014 as compared to $158.8 million for the year ended December 31, 2013. The growth in net sales was primarily attributable to strong global demand for Former AgroFresh’s core products and services within its mature markets as well as growth of its products and services in new markets. The increase in net sales was partially offset by lower prices for rebate programs and the unfavorable foreign currency impact of the strengthening U.S. dollar to the Euro. More specifically, revenue in North America increased to $73.4 million in 2014, up 14.3% from $64.2 million in 2013. Net sales increased primarily due to strong crop productivity driving increased demand for Former AgroFresh’s post-harvest applications. The increase was magnified by the continued rapid growth of its pre-harvest applications. Revenue in EMEA increased to $68.1 million in 2014, up 16.6% from $58.4 million in 2013. The growth in net sales was primarily attributable to a sizeable apple crop as well as strong demand for Former AgroFresh’s product applied to non-apple fruits. Revenue in Latin America increased to $25.6 million in 2014, up 7.6% from $23.8 million in 2013. Revenue growth was primarily driven by increased penetration, specifically related to the applications on apples and pears. Revenue in the Asia Pacific region increased to $13.4 million in 2014, up 8.0% from $12.4 million in 2013. The growth in net sales was primarily attributable to a strong apple growing season and increased penetration in the region.

Cost of Sales

Cost of sales increased $1.2 million, or 4.2%, to $30.7 million for the year ended December 31, 2014 as compared to $29.4 million for the year ended December 31, 2013. The increase was primarily driven by the growth in sales volumes related to the robust global apple growing season which led to an increase in service provider applications. The increase was also attributable to the rapid growth of the pre-harvest product applications.

Gross Profit

Gross profit increased $20.5 million, or 15.8%, to $149.8 million for the year ended December 31, 2014 as compared to $129.4 million for the year ended December 31, 2013 primarily driven by the increase in net sales. Gross profit as a percent of net sales increased slightly to 83.0% for the year ended December 31, 2014 compared to 81.5% for the year ended December 31, 2013. This increase was primarily driven by a $2.3 million reduction in royalty expense resulting from the expiration of one of Former AgroFresh’s U.S. use patents.

Research and Development Expenses

Research and development expenses increased $1.6 million, or 8.8%, to $19.4 million for the year ended December 31, 2014 as compared to $17.8 million for the year ended December 31, 2013. This increase was primarily driven by increased registration expenses to support the development of the pre-harvest product applications.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $2.4 million, or 8.2%, to $31.5 million for the year ended December 31, 2014 as compared to $29.1 million for the year ended December 31, 2013. The increase primarily related to investments made to drive higher penetration rates for the core products as well as to establish customer relationships in new geographies, among other factors.

Income Tax Provision

Provision for income taxes increased $16.3 million, or 64.7%, to $41.4 million for the year ended December 31, 2014 as compared to $25.1 million for the year ended December 31, 2013. Former AgroFresh’s effective tax rate for the year ended December 31, 2014 was 59.8% compared to 47.8% for the year ended December 31, 2013. Its provision increased primarily as a result of higher earnings, the increase in valuation allowances primarily in Australia, Brazil, and France, and from losses in foreign jurisdictions with tax rates less than the statutory rate of 35%. The increase in effective tax rate was primarily driven by losses outside of the U.S. where no tax benefit was realized due to valuation allowances, as well as by losses outside of the U.S where a tax benefit of less than 35% was realized.

Year Ended December 31, 2013 Compared To Year Ended December 31, 2012

Net Sales

Net sales increased $30.4 million, or 23.7%, to $158.8 million for the year ended December 31, 2013 as compared to $128.4 million for the year ended December 31, 2012. Sales gains were primarily driven by increased penetration of SmartFresh™ sales across all regions, particularly in EMEA, higher SmartFresh sales volumes from other crops including pears, and the limited launch of Harvista™ in the Northwest region of the U.S., which contributed $5.4 million in revenue. More specifically, revenue in North America increased to $64.2 million in 2013, up 16.1% from $55.3 million in 2012. Revenue growth in 2013 was primarily driven by increased penetration of SmartFresh applications in the Northwest region, the limited launch of Harvista in the Northwest region, and increased applications on pears and other crops. Revenue in EMEA increased to $58.4 million in 2013, up 36.4% from $42.8 million in 2012. Revenue growth in EMEA was driven primarily by apple penetration gains, sales growth in France and other European countries due to adoption by growers of SmartFresh as a replacement for DPA, and growth in SmartFresh™ usage in pears and other crops. Revenue in Latin America increased to $23.8 million in 2013, up 21.4% from $19.6 million in 2012. Revenue growth was primarily driven by penetration gains in apples, pears and other crops, as well as large export volume gains from Chile to the Northern Hemisphere, particularly Europe due to the phase out of DPA in the EU. Revenue in the Asia Pacific region increased to $12.4 million in 2013, up 15.9% from $10.7 million in 2012. Revenue growth was primarily driven by strong crop volumes in the orchards of Australia and increased penetration in New Zealand.

Cost of Sales

Cost of sales increased $4.0 million, or 15.9%, to $29.4 million for the year ended December 31, 2013 as compared to $25.4 million for the year ended December 31, 2012. This increase was primarily driven by sales growth and manufacturing start-up costs.

Gross Profit

Gross profit increased $26.3 million, or 25.6%, to $129.4 million for the year ended December 31, 2013 as compared to $103.0 million for the year ended December 31, 2012 primarily driven by the increase in net sales. Gross profit as a percent of net sales increased slightly to 81.5% for the year ended December 31, 2013 compared to 80.2% for the year ended December 31, 2012. This increase was primarily driven by higher sales from a greater number of apples treated in the North America Northwest region pack-houses relative to the fixed cost of applications, incremental growth in HarvistaTM sales over the fixed portion of costs, and a favorable geographic SmartFreshTM sales mix.

Research and Development Expenses

Research and development expenses increased $1.2 million, or 6.9%, to $17.8 million for the year ended December 31, 2013 as compared to $16.7 million for the year ended December 31, 2012. Higher sales supported increased investment in research and development, primarily concentrated on SmartFresh related initiatives.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $2.5 million, or 9.3%, to $29.2 million for the year ended December 31, 2013 as compared to $26.7 million for the year ended December 31, 2012. This increase was primarily driven by an increase in sales personnel to support the higher sales level.

Income Tax Provision

Provision for income taxes increased $8.8 million, or 54.0%, to $25.1 million for the year ended December 31, 2013 as compared to $16.3 million for the year ended December 31, 2012. Former AgroFresh’s effective tax rate for the year ended December 31, 2013 was 47.8% compared to 55.4% for the year ended December 31, 2012. Former AgroFresh’s provision increased primarily as a result of higher earnings; however, the effective tax rate decreased primarily due to earnings in jurisdictions with favorable tax-rates, specifically Switzerland.

Key Measures Used to Evaluate Financial Performance

The key measures used by Former AgroFresh management to review financial performance are EBITDA and Adjusted EBITDA. As presented below, EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA presented below is defined as EBITDA, excluding the impact of certain items detailed below.

EBITDA and Adjusted EBITDA as presented in this Current Report on Form 8-K are supplemental measures of performance that are neither required by, nor presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as alternatives to net income, income from operations or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of liquidity. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future Post-Closing AgroFresh will incur expenses or charges such as those added back to calculate EBITDA and Adjusted EBITDA. Former AgroFresh’s presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items.

Former AgroFresh management believes that Adjusted EBITDA provides a meaningful view of its operating results by eliminating expenses and income that are not reflective of the underlying business performance. This metric is presented to facilitate a comparison of Former AgroFresh operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its business.

Set forth below is a reconciliation of Adjusted EBITDA to net income (in thousands) (unaudited):

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
Net Income	$2,480	$1,933	$27,857	$27,456	$13,162
Provision for income taxes	7,096	2,931	41,399	25,141	16,330
Depreciation and amortization	7,522	7,732	30,393	30,785	30,830

EBITDA	$17,098	$12,596	$99,649	$83,382	$60,322

Less adjustment for deferred revenue(1)	(500)	(500)	(2,000)	(2,000)	(2,660)

Adjusted EBITDA	$16,598	$12,096	$97,649	$81,382	$57,662

Note to table:

(1)         Represents the elimination of deferred revenue which is contractually excluded from the Business Combination pursuant to the Purchase Agreement.

Liquidity and Capital Resources

Background

While operating as part of TDCC, Former AgroFresh’s primary source of liquidity was cash generated from its operations. Former AgroFresh did not have outstanding debt and transferred cash generated from operating activities to its parent. As a result of organic growth initiatives and ongoing operational improvements, Former AgroFresh has historically generated strong cash from operating activities. Former AgroFresh’s primary liquidity needs are for financing working capital, due to the seasonality of cash flows.

Historical Cash Flow Information

Three Months Ended March 31, 2015 Compared To Three Months Ended March 31, 2014

The following summarizes Former AgroFresh’s primary sources of cash in the periods presented:

	Three Months Ended March 31,
	2015	2014
Cash Flow Data (in thousands):
Net cash used in operating activities	$(19,828)	$(9,190)
Net cash used in investing activities	(77)	(185)
Net cash provided by financing activities	19,905	9,375
Net change in cash and cash equivalents	—	—

Operating activities.    Cash used in operating activities increased $10.6 million in the three months ended March 31, 2015 compared to cash flows for the prior year period. This increase was driven primarily by the unfavorable changes in working capital, specifically the reduction in the income taxes payable.

Investing activities.    Cash used in investing activities was $0.1 million in the three months ended March 31, 2015, primarily from capital expenditures principally related to growth projects. Cash used in investing activities was $0.2 million in the three months ended March 31, 2014, primarily from capital expenditures principally related to SmartFreshTM and other growth projects.

Financing activities.    Cash provided by financing activities was $19.9 million in the three months ended March 31, 2015, primarily from cash transfers from Former AgroFresh’s parent. Cash provided by financing activities was $9.4 million in the three months ended March 31, 2014, primarily from cash transfers from Former AgroFresh’s parent.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

The following summarizes Former AgroFresh’s primary sources of cash in the periods presented:

	Year Ended December 31,
	2014	2013
Cash Flow Data (in thousands):
Net cash provided by operating activities	$55,811	$33,445
Net cash used in investing activities	(1,300)	(992)
Net cash used in financing activities	(54,511)	(32,453)
Net change in cash and cash equivalents	—	—

Operating activities.    Cash from operating activities increased $22.4 million in the year ended December 31, 2014 compared to cash flows for the prior year. This increase was driven primarily by higher income before income taxes and improvements in working capital, mainly related to higher income taxes payable and timing of receipt of accounts receivable.

Investing activities.    Cash used in investing activities was $1.3 million in the year ended December 31, 2014, primarily from capital expenditures principally related to growth projects. Cash used in investing activities was $1.0 million in the year ended December 31, 2013, primarily from capital expenditures principally related to SmartFresh™ and other growth projects.

Financing activities.    Cash used in financing activities was $54.5 million in the year ended December 31, 2014, primarily from cash transfers to Former AgroFresh’s parent. Cash used in financing activities was $32.5 million in the year ended December 31, 2013, primarily from cash transfers to Former AgroFresh’s parent.

Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

The following summarizes Former AgroFresh’s primary sources of cash in the periods presented:

	Year Ended December 31,
	2013	2012
Cash Flow Data (in thousands):
Net cash provided by operating activities	$33,445	$34,934
Net cash used in investing activities	(992)	(600)
Net cash used in financing activities	(32,453)	(34,334)
Net change in cash and cash equivalents	—	—

Operating activities.    Cash from operating activities decreased $1.5 million in the year ended December 31, 2013 compared to cash flows for the year ended December 31, 2012. Although net income increased by $14.3 million, cash from operating activities decreased primarily due to increased working capital, mainly related to higher inventory and accounts receivable levels.

Investing activities.    Cash used in investing activities was $1.0 million in the year ended December 31, 2013, primarily from capital expenditures principally related to SmartFresh and other growth projects. Cash used in investing activities was $0.6 million in the year ended December 31, 2012, primarily from capital expenditures related to SmartFresh.

Financing activities.    Cash used in financing activities was $32.5 million in the year ended December 31, 2013, primarily from cash transfers to Former AgroFresh’s parent. Cash used in financing activities was $34.3 million in the year ended December 31, 2012, primarily from cash transfers to Former AgroFresh’s parent.

Following the Business Combination

Liquidity Arrangements

Historically, the primary sources of liquidity for the AgroFresh Business were cash flows from operations, while its significant uses of cash and capital funding needs (excluding cash transfers to parent) have historically been working capital, operating expenses, and capital expenditures.

Following the Business Combination, Post-Closing AgroFresh expects that its primary source of liquidity will continue to be cash flows from operations. In addition, funds available under a revolving facility may be utilized to meet its future cash needs. Post-Closing AgroFresh expects that its primary liquidity requirements will be to make required debt repayments and for other general corporate purposes.

Following the Business Combination, Post-Closing AgroFresh expects that cash on hand, operating cash flows and available revolving credit will provide sufficient working capital to operate its business, to make expected capital expenditures and to meet foreseeable liquidity requirements. Post-Closing AgroFresh expects to use cash provided by operations in excess of amounts needed for capital expenditures and required debt repayments to pay dividends, to fund potential acquisitions, or for other general corporate purposes. Post-Closing AgroFresh’s ability to meet future working capital, capital expenditure, debt service requirements and potential dividend payments will depend on its future financial performance, which will be affected by a range of economic, competitive and business factors, particularly foreign exchange rates, interest rates and changes in the industry, many of which are outside of its control. See “Risk Factors” in the Proxy Statement on page 42.

Credit Facilities

Concurrently with the Business Combination, AgroFresh has entered into, as borrower, the Credit Facility. See Item 1.01 “Entry into a Material Definitive Agreement” of this Current Report on Form 8-K.

The Credit Facility consists of a $425 million Term Loan and a $25 million Revolving Loan (which revolving loan includes a $10 million letter-of-credit sub-facility).  Proceeds from borrowings under the Term Loan have been used to fund a portion of the purchase price, in connection with the Business Combination. No amounts under the Revolving Loan were drawn at Closing. After the consummation of the Business Combination, the Revolving Loan will be available on a revolving basis to finance Post-Closing AgroFresh’s working capital, general corporate purposes, and other uses, all as more fully set forth in the Credit Agreement.

Contractual Obligations and Commercial Commitments

The following chart describes Former AgroFresh’s significant contractual cash obligations. The operating lease obligations set forth below are on an actual basis as of December 31, 2014 (in thousands):

Contractual obligations	Total	Less than 1 Year	1 - 3 Years	More than 3 Years
Operating lease obligations(1)	$456	$231	$225	—

(1)         Represents payments under Former AgroFresh’s operating leases for various property and equipment. For further information refer to Note K to Former AgroFresh’s audited financial statements for the year ended December 31, 2014 included on page F-22 of the Proxy Statement and incorporated herein by reference.

Effect of Inflation

Former AgroFresh management believes inflation has not had a material effect on its financial condition or results of operations in recent years. However, there can be no assurance that Post-Closing AgroFresh will not be affected by inflation in the future.

Critical Accounting Policies and Pronouncements

This discussion and analysis of results of operations and financial condition are based upon Former AgroFresh’s historical carve-out Combined Financial Statements presented in the Proxy Statement and incorporated herein by reference. Such financial statements have been prepared in accordance with GAAP (figures presented in thousands unless otherwise noted).

Use of Estimates in Financial Statement Preparation

The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Combined Financial Statements presented in the Proxy Statement and incorporated herein by reference, include amounts that are based on management’s best estimates and judgments. Actual results could differ from those estimates.

Foreign Currency

The local currency has been primarily used as the functional currency throughout Former AgroFresh’s operations around the world. Assets and liabilities are translated at period-end rates as applicable; income statement amounts are translated at average rates during the course of the year. Translation gains and losses, of those operations that use local currency as the functional currency, are included in accumulated other comprehensive income. Where the U.S. dollar is used as the functional currency, foreign currency translation gains and losses are reflected in the combined statement of income and comprehensive income—just as foreign currency transaction gains and losses are.

Cash and Cash Equivalents

During the periods presented, the Former AgroFresh business participated in TDCC’s centralized cash management system, which includes centralized cash disbursements, cash receipts, and treasury processes. Cash disbursements and receipts related to the Former AgroFresh business were handled by TDCC and accounted for through the net parent investment account. Therefore, cash and cash equivalents have been excluded from the combined balance sheets.

Accounts Receivable and Allowance for Doubtful Accounts

Trade receivables arise from the sale or application of product, with collection terms less than one year based on the underlying customer agreements.

Former AgroFresh records its allowance for doubtful accounts based upon its assessment of various factors. Former AgroFresh considers historical experience, the age of the accounts receivable balances, credit quality of Former AgroFresh’s customers, current economic conditions, and other factors that may affect customers’ ability to pay.

Inventories

Inventories are stated at the lower of cost or market. The method of determining cost is primarily first-in, first-out and average cost, and is used consistently from year to year.

Property

Land, buildings and equipment are carried at cost less accumulated depreciation. Depreciation is based on the estimated service lives of depreciable assets and is calculated using the straight-line method. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service. In the case of disposals, assets and related accumulated depreciation are removed from the accounts, and the net amounts, less proceeds from disposal, are included in income. Property transfers between Former AgroFresh and other TDCC businesses were not considered a cash capital expenditure in the Combined Statements of Cash Flows. These transferred amounts are included in Cash Transfers to Parent, net. In 2014, the net book value of property transferred to other TDCC businesses was $2,451 thousand.

Impairment and Disposal of Long-Lived Assets

Long-lived assets and certain identifiable intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When undiscounted future cash flows are not expected to be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value based on bids received from third parties or a discounted cash flow analysis based on market participant assumptions.

Long-lived assets to be disposed of other than by sale are classified as held and used until they are disposed of. Long-lived assets to be disposed of by sale are classified as held for sale and are reported at the lower of carrying amount or fair value less cost to sell, and depreciation is ceased.

Goodwill and Other Intangible Assets

Goodwill is recorded when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level annually, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. When testing goodwill for impairment, a qualitative assessment is performed first. If an initial qualitative assessment identifies that it is more likely than not the carrying value of the business exceeds its estimated fair value, additional quantitative testing is performed. A discounted cash flow methodology is primarily utilized to calculate fair value. Goodwill of Former AgroFresh is primarily based on the original goodwill assigned to the business when TDCC acquired the AgroFresh Business in 2009.

Finite-lived intangible assets are amortized over their estimated useful lives generally on a straight-line basis, for periods ranging from five to twenty years. Finite-lived intangible assets are reviewed for impairment or obsolescence annually, or more frequently if events or changes in circumstances indicate that the carrying amount of an intangible asset may not be recoverable. If impaired, intangible assets are written down to fair value based on discounted cash flows. No impairment of finite-lived intangibles was recorded in any of the periods presented. Primarily, such finite-lived intangible assets arose when TDCC acquired the AgroFresh Business in 2009.

Trade Accounts Payable and Accrued Liabilities

Trade accounts payable are processed by TDCC’s centralized disbursement processes. Specific identification of trade accounts payable related solely to the Former AgroFresh business is not possible. Therefore, trade accounts payable for TDCC were allocated to the Former AgroFresh based on its proportion of certain expenses to the corresponding total amount of certain expenses for TDCC.

Cost Allocation Methodology

Former AgroFresh consumed products and services that are provided by TDCC. These include materials, utilities, shared manufacturing services, and shared administrative services, among others. These products and services were charged to Former AgroFresh using TDCC’s fundamental cost allocation methodology which affects the valuation of inventory, cost of sales, research and development expenses, and selling, general and administrative expenses of Former AgroFresh.

The methodology for costing products and services focuses on the activities performed to produce the products or services. Costs are assigned to activities and then to products or services, based on the consumption of activities by each product or service. Each activity is measured and costed per a base unit, such as hours or quantity (a “cost driver”). To determine the cost of an activity, all of the resources that are used to produce the activity are determined. After confirming the expected demand for the product or service, the cost per unit of activity is determined by dividing the total cost by the total expected demand for the cost driver.

Recent Accounting Pronouncements

Accounting Guidance Issued But Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606),” which is the new comprehensive revenue recognition standard that will supersede all existing revenue recognition guidance under GAAP. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to a customer in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The revised effective date for this ASU is for annual and interim periods beginning on or after December 15, 2017, and early adoption will be permitted. Entities will have the option of using either a full retrospective approach or a modified approach to adopt the guidance in the ASU. The Company is currently evaluating the impact of adopting this guidance.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

Former AgroFresh has not historically been subject to interest rate risk because it did not incur any long-term debt obligations. Following the Business Combination, however, Post-Closing AgroFresh expects to be subject to interest rate risk since borrowings under its new Term Loan and Revolving Loan bear interest at floating rates. For variable rate debt, interest rate changes generally do not affect the fair market value of such debt, but do impact future earnings and cash flows, assuming other factors are held constant. The pro forma interest expense for the twelve months ended December 31, 2014, after giving effect to the Business Combination, including the borrowings associated with the Credit Facility, would have been $24.3 million, excluding amortization of debt issuance costs. Holding other variables constant (such as foreign exchange rates and debt levels), a 100 basis point increase in the effective interest rates would have increased the AgroFresh Business’s pro forma interest expense for that period by approximately $4.2 million.

Foreign Currency Risk

Former AgroFresh is exposed to market risk from fluctuations in foreign currencies. Approximately 40% of Former AgroFresh’s net sales for 2014 are denominated in currencies other than the U.S. dollar. Approximately 34% of its assets, excluding goodwill, at December 31, 2014 are derived from operations outside the United States. Holding other variables constant (such as interest rates and debt levels), if the U.S. dollar appreciated by 10% against the foreign currencies used by Former AgroFresh’s operations in 2014, revenues would have been reduced by approximately $6 million and Adjusted EBITDA would have decreased by approximately $4 million.

Pro Forma Financial Information

Unaudited Pro Forma Condensed Combined Financial Information for the Company as of March 31, 2015, for the three months ended March 31 2015 and for the year ended December 31, 2014 is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Properties

The Company’s principal executive office is located at 100 S. Independence Mall West, Philadelphia, PA 19106. Former AgroFresh’s principal operating locations are described in the Proxy Statement in the section entitled “Information About AgroFresh—Operations” beginning on page 182, which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding beneficial ownership of shares of common stock of the Company as of the Closing Date by:

  •   each person who is the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;

  •   each of the Company’s executive officers and directors; and

  •   all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Beneficial ownership of common stock of the Company is based on 49,940,548 shares of Common Stock issued and outstanding as of the Closing Date.

The businesses address for the Sponsor, Sonia E. Gardner and Marc Lasry is 399 Park Avenue, 6th Floor, New York, New York 10022. Unless otherwise indicated, the business address for each of the persons listed below is 100 S. Independence Mall West, Philadelphia, PA 19106. We believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Outstanding Boulevard Common Stock Owned
Boulevard Acquisition Sponsor, LLC (the Sponsor) (1)	5,457,375	10.9%
Sonia E. Gardner (1)	5,457,375	10.9%
Marc Lasry (1)	5,457,375	10.9%
Fir Tree Inc. (2)	2,727,750	5.5%
Pentwater Capital Management LP (3)	2,662,500	5.3%
The Dow Chemical Company	17,500,000	35.0%
Stephen S. Trevor	—	—
Thomas Larkin	—	—
Robert J. Campbell (4)	18,375	*
Joel Citron (4)	18,375	*
Darren Thompson (4)	18,375	*
Thomas D. Macphee	—	—
Stan Howell	—	—
Peter Vriends	—	—
Scott Harker	—	—
Mark Zettler	—	—
Nance K. Dicciani	19,000	*
Gregory M. Freiwald	—	—
Torsten Kraef	—	—
Derek Murphy	—	—
Macauley Whiting, Jr.	—	—
Thomas Ermi	—	—
Stuart Gleichenhaus	—	—
All directors and executive officers as a group (pre-Transaction) (six persons)(1)	5,512,500	11.0%
All directors and officers as a group (post- Business Combination) (14 persons)	37,375	*

*Less than one percent.

(1) Marc Lasry and Sonia E. Gardner are the sole managing members and are the sole voting members of Boulevard Acquisition Sponsor, LLC. Shares of Common Stock beneficially owned include 1,364,343 Shares of Common Stock (the “Founder Earnout Shares”) that are subject to forfeiture on July 31, 2020 unless following the Business Combination, the last sales price of the Company’s Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period.

(2) This information is based solely on a Schedule 13G filed on February 17, 2015 with the SEC by Fir Tree Inc. The business address for Fir Tree Inc. is 505 Fifth Avenue, 23rd Floor, New York, New York 10017.

(3) This information is based solely on a Schedule 13G filed on February 10, 2015 with the SEC by Pentwater Capital Management LP. The business address for Pentwater Capital Management LP is 614 Davis Street, Evanston, Illinois 60201.

(4) For each individual, shares beneficially owned includes 4,594 Founder Earnout Shares of outstanding Common Stock that are subject to forfeiture on July 31, 2020 unless following the Business Combination, the last sales price of our Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the consummation of the Business Combination is set forth in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 210, which is incorporated herein by reference.

On July 29, 2015, Robert J. Campbell, Nance K. Dicciani, Gregory M. Freiwald, Thomas D. Macphee, Derek Murphy, Stephen S. Trevor and Macauley Whiting, Jr. were elected by Boulevard’s stockholders to serve as directors effective upon consummation of the Business Combination.  Thomas D. Macphee and Derek Murphy were elected to serve as a Class I directors with a term expiring at the Company’s annual meeting of stockholders in 2016. Robert J. Campbell and Stephen S. Trevor were elected to serve as Class II directors with terms expiring at the Company’s annual meeting of stockholders in 2017. Macauley Whiting Jr., Nance K. Dicciani and Gregory M. Freiwald were elected to serve as Class III directors with a term expiring at the Company’s annual meeting of stockholders in 2018. The size of the Board of the Company is eight members. Biographical information for these individuals is set forth in the Proxy Statement in the section entitled “Management after the Business Combination” beginning on page 210, which is incorporated herein by reference.

Upon the Closing, the Boulevard board of directors approved the appointment of the directors elected by Boulevard’s stockholders and the appointment of the Preferred Director to the Board. R&H will be entitled to appoint the Preferred Director to the Board for so long as R&H holds 10% or more of the aggregate amount of outstanding shares of the Company’s voting and non-voting common stock. The Preferred Director shall serve until such director’s successor shall have been duly elected and qualified by the holder of the Series A preferred stock, or until R&H is no longer entitled to appoint the Preferred Director, whichever occurs earlier. Pursuant to that certain Letter Agreement, dated July 15, 2015, by and between TDCC and Boulevard (the “Letter Agreement”), beginning on the Closing Date and ending on the date that is the one year anniversary of the Closing Date, TDCC has the right to request that the size of the Board be increased to nine directors.  If TDCC makes such a request, subject to the written approval of Steven S. Trevor, a member of the Board, which consent cannot be unreasonably withheld, conditioned or delayed, TDCC has the right to nominate an individual to serve as an independent Class II director on the Board.  The Letter Agreement provides that the Board will elect such individual to the Board, subject to the fiduciary duties of the members of the Board, to serve until his or her successor is duly elected and qualified.  If the person nominated by TDCC is not elected to serve as an independent Class II director for any reason, TDCC is entitled to nominate an alternative individual to serve as an independent Class II director on the Board.

The Company’s Board will appoint members of the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Pursuant to the terms of the Investor Rights Agreement, the Company will be required to take all necessary action to cause each of Gregory F. Freiwald and Macauley Whiting, Jr., to be a member of each committee of the Board of which the Preferred Director is not a member.   Information with respect to the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is set forth in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 213, which is incorporated herein by reference.

Upon the Closing, Thomas D. Macphee was appointed to serve as the Company’s Chief Executive Officer, Stan Howell was appointed to serve as the Company’s President, Thomas Ermi was appointed to serve as the Company’s Vice President, Secretary and General Counsel, Peter Vriends was appointed to serve as the Company’s Head of Europe, Middle East, Africa and Asia, Scott Harker was appointed to serve as the Company’s Head of North America, Australia and New Zealand, and Mark Zettler was appointed to serve as the Company’s Vice President, Research and Development and Regulatory Affairs. On June 30, 2015, Boulevard entered into a letter agreement with FTI Consulting, Inc. (“FTI”), pursuant to which FTI will provide consulting services to the Company typical of those needed to fulfill the chief financial officer position, and Stuart Gleichenhaus, Senior Managing Director of FTI, was appointed to serve as the Company’s Interim Chief Financial Officer on the Closing Date. The Company has commenced a search for a permanent Chief Financial Officer. Biographical information for each of these individuals other than Stuart Gleichenhaus and Thomas Ermi, which is provided below, is set forth in the Proxy Statement in the section entitled “AgroFresh Management” beginning on page 185, which is incorporated herein by reference.

Stuart Gleichenhaus, has served as the interim Chief Financial Officer of the Company and AgroFresh since July 31, 2015, and a Senior Managing Director at FTI Consulting, Inc. since 2007. Mr. Gleichenhaus has over thirty-two years of experience in finance-based roles in a number of different industries. Before joining FTI Consulting he served in various positions at EaglePicher, Inc., including Chairman of the Board, President and Chief Executive Officer during its Chapter 11 Reorganization from 2005 through 2006. Since joining FTI Consulting, he has been the Chief Financial Officer of Lineage Power Corporation, Keystone Automotive Operations, Inc., DAKINE, Inc. and ANGUS Chemical Company and the Treasurer of Trinseo S.A., among other assignments. He was a member of the Board of Directors of Americas Styrenics, a joint venture between Trinseo S.A. and Chevron Phillips Chemical Company LP. Mr. Gleichenhaus holds a B.S.E. in Civil Engineering from Princeton University and an M.B.A. from Harvard Business School.

Tom Ermi, has served as the Company’s Vice President, Secretary and General Counsel and the Vice President, Secretary and General Counsel of AgroFresh since July 31, 2015.  Prior to joining AgroFresh, Mr. Ermi was a managing attorney in the TDCC Legal Department, where he served as the Commercial Legal Director and member of the Management Team for TDCC’s global Electronic Materials Business as well as M&A counsel supporting multiple TDCC businesses, positions he held since 2009.  Before joining TDCC, Mr. Ermi served as the Commercial Legal Director and member of the Management Team for the Electronic Materials, Powder Coatings and Automotive Coatings businesses of R&H, which he joined in 2000.  In the 15 years he has been with TDCC and R&H, Mr. Ermi has been a lead counsel in numerous M&A transactions in North America, Europe and Asia Pacific.

Mr. Ermi began his legal career in 1992 as an Associate at Duane Morris & Heckscher in Philadelphia, where he worked first as a commercial litigator and then as a commercial lawyer.  Prior to that, Mr. Ermi was as an auditor for Price Waterhouse in Philadelphia, which he joined in 1986.   Mr. Ermi holds a degree in Accounting from Villanova University, and a Juris Doctor from the University of Pennsylvania.

In connection with the Closing, Marc Lasry, Joel Citron and Darren Thompson resigned from their positions as directors, and Stephen S. Trevor and Thomas Larkin resigned from their respective positions as executive officers.

Director and Executive Compensation

As of the date of this Current Report on Form 8-K, the compensation arrangements for the directors and executive officers of the Company have not been determined. Any such arrangements will be reviewed and approved by the compensation committee of the Company and will be publicly disclosed by the Company when such arrangements are approved.  The compensation of the named executive officers of AgroFresh before the Business Combination is set forth in the Proxy Statement in the section entitled “AgroFresh Management—AgroFresh Executive Compensation” beginning on page 186, which is incorporated herein by reference. The directors of AgroFresh before the Business Compensation were not compensated for their services as directors. All of the directors were reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings. The compensation of Boulevard’s named executive officers and directors before the Business Combination is set forth in the Proxy Statement in the section entitled “Information About Boulevard— Executive and Director Compensation” beginning on page 169, which is incorporated herein by reference.

On July 31, 2015, Boulevard’s stockholders approved the AgroFresh Solutions, Inc. 2015 Incentive Compensation Plan (the “Incentive Plan”). A description of the Incentive Plan is set forth in the Proxy Statement in the section entitled “Proposal No. 4—Approval and Adoption of the AgroFresh Solutions, Inc. 2015 Incentive Compensation Plan” beginning on page 147, which is incorporated herein by reference. A copy of the full text of the Incentive Plan is filed as Exhibit 10.6 to this Current Report on Form 8-K and is incorporated herein by reference.

Certain Relationships and Related Transactions

A description of certain relationships and related transactions is included in the Proxy Statement in the section entitled “Certain Relationships and Related Transactions” beginning on page 227, which is incorporated herein by reference.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement—Investor Rights Agreement” and “Item 1.01. Entry into a Material Definitive Agreement—Warrant Agreement” of this Current Report on Form 8-K is incorporated herein by reference.

Legal Proceedings

Information about legal proceedings is set forth in the Proxy Statement in the section entitled “Information About AgroFresh—Legal Proceedings” beginning on page 184, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Information about the market price, number of stockholders and dividends for the Company’s securities is set forth in the Proxy Statement in the section entitled “Price Range of Securities and Dividends” beginning on page 231, which is incorporated herein by reference. As of February 26, 2015, there were five holders of record of the Company’s common stock and two holders of record of the Company’s warrants.

The trading symbol for the Common Stock is “AGFS,” and the trading symbol for the Company’s warrants is “AGFSW.”

On July 31, 2015, in connection with the Closing, all of the units of the Company separated into their component parts of one share of common stock and one-half of one warrant to purchase one share of common stock, with only whole warrants exercisable to purchase one share of common stock of the Company, and the units ceased trading on The Nasdaq Capital Market. The common stock and warrants began trading on the NASDAQ Global Select Market on August 3, 2015.

Recent Sales of Unregistered Securities

Information about unregistered sales of Boulevard’s equity securities is set forth in “Part II, Item 15. Recent Sales of Unregistered Securities” of Amendment No. 3 to Boulevard’s Registration Statement on Form S-1 (File No. 333-193320) filed with the SEC on February 12, 2014 and under “Item 3.02. Unregistered Sales of Equity Securities” in Boulevard’s Current Reports on Form 8-K filed with the SEC on May 4, 2015 and May 22, 2015, respectively. As of August 5, 2015 the per share closing common stock price of the Company was $11.90, as reported by The NASDAQ Global Select Market.

The disclosure set forth under “Item 3.02. Unregistered Sale of Equity Securities” below is incorporated in this Item 2.01 by reference.

Description of the Company’s Securities

A description of the Company’s common stock and the Company’s warrants is included in the Proxy Statement in the section entitled “Description of Securities” beginning on page 215, which is incorporated by reference herein.

The Company has authorized 501,000,000 shares of capital stock, consisting of 400,000,000 shares of common stock, $0.0001 par value per share, 100,000,000 shares of non-voting common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the Closing Date, there were 49,940,548 shares of the Company’s common stock issued and outstanding, one share of Series A Preferred Stock issued and outstanding, and 17,185,000 warrants to purchase 17,185,000 shares of the Company’s common stock outstanding. As of August 5, 2015, there were 12 holders of record of the Company’s common stock and 2 holders of record of the Company’s warrants. Such numbers do not include Depository Trust Company (DTC) participants or beneficial owners holding shares through nominee names.

Indemnification of Directors and Officers

Information about the indemnification of the Company’s directors and officers is set forth in “Part II, Item 14. Indemnification of Directors and Officers” of Amendment No. 3 to Boulevard’s Registration Statement on Form S-1 (File No. 333-193320) filed with the SEC on February 12, 2014, which is incorporated herein by reference.

Financial Statements and Supplementary Data

The financial statements of the AgroFresh Business included in the Proxy Statement beginning on page F-2 are incorporated herein by reference.

Financial Statements and Exhibits

The information set forth under “—Financial Statements and Supplementary Data” and “Item 9.01. Financial Statements and Exhibits” of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

Reference is made to the disclosure set forth under Items 2.01 and 9.01 of this Current Report on Form 8-K concerning financial information of Former AgroFresh, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under “Item 1.01. Entry Into a Material Definitive Agreement” of this Current Report on Form 8-K above is incorporated in this Item 2.03 by reference.

Item 3.02. Unregistered Sales of Equity Securities.

On July 31, 2015, in connection with the Closing, the Company issued 17,500,000 shares of Common Stock to R&H as the Stock Consideration for the Business Combination pursuant to the Purchase Agreement. The shares of the Common Stock issued in connection with the Purchase Agreement were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

As disclosed in Item 2.01 in this Current Report on Form 8-K, on the Closing Date and in connection with the Closing, the Company issued the Private Placement Shares to the Private Placement Investors pursuant to the certain subscription agreements entered into on May 22, 2015. The Private Placement Shares were not registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Information about the terms of the subscription agreements with the Private Placement Investors and the Private Placement Shares is set forth in Item 1.01 of the Company’s Current Report on Form 8-K filed with the SEC on May 22, 2015, which is incorporated by reference herein.

Item 5.01. Changes in Control of Registrant.

The disclosure set forth under “Introductory Note” and “Item 2.01. Completion of Acquisition or Disposition of Assets” of this Current Report on Form 8-K above is incorporated in this Item 5.01 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets—Directors and Executive Officers” and “Item 2.01. Completion of Acquisition or Disposition of Assets—Director and Executive Compensation” of this Current Report on Form 8-K is incorporated in this Item 5.02 by reference.

Item 9.01 Exhibits

(a) Financial Statements of businesses acquired

The financial statements of the AgroFresh Business included in the Proxy Statement beginning on page F-2 are incorporated herein by reference.

(b) Pro Forma Financial Information

The unaudited pro forma condensed combined financial information of AgroFresh Solutions, Inc. as of March 31, 2015 and for the year ended December 31, 2014 is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference.

(d) Exhibits.

Exhibit Number	Exhibit

2.1†

Stock Purchase Agreement, dated as of April 30, 2015, by and among Boulevard Acquisition Corp. and The Dow Chemical Company (incorporated by reference to Exhibit 2.1 to Boulevard Acquisition Corp.’s Current Report on Form 8-K (File No. 001-36316) filed with the SEC on May 4, 2015).

3.1	Second Amended and Restated Certificate of Incorporation.
3.2	Series A Certificate of Designation.
3.3	Amended and Restated Bylaws (incorporated by reference to Annex A to Boulevard Acquisition Corp’s definitive proxy statement (File No. 001-36197) filed with the SEC on July 16, 2015).
4.1	Specimen Common Stock Certificate
4.2	Specimen Warrant Certificate
10.1

Credit Agreement, dated July 31, 2015, by and among AgroFresh Inc., as the borrower and AF Solutions Holdings LLC, each a wholly-owned subsidiary of the Company, acting as guarantor, Bank of Montreal, as administrative agent, BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC, and Sumitomo Mitsui Banking Corporation (“Sumitomo”) as joint lead arrangers and joint bookrunners, BMO Capital Markets Corp. and Credit Suisse, as joint physical bookrunners. Credit Suisse as syndication agent, Sumitomo as documentation agent, and the lenders party thereto.

10.2

Investor Rights Agreement, dated July 31, 2015, by and among Boulevard Acquisition Corp., The Dow Chemical Company, Rohm and Haas Company, Boulevard Acquisition Sponsor, LLC, Robert J. Campbell, Joel Citron and Darren Thompson.

10.3	Tax Receivables Agreement, dated July 31, 2015, by and among Boulevard Acquisition Corp., AgroFresh Inc., The Dow Chemical Company and Rohm and Haas Company.
10.4	Transition Services Agreement, dated July 31, 2015, by and between AgroFresh Inc. and The Dow

Chemical Company.
10.5	Warrant Purchase Agreement, dated July 31, 2015, by and among The Dow Chemical Company, Rohm and Haas Company, Boulevard Acquisition Corp. and Boulevard Acquisition Sponsor, LLC.
10.6

AgroFresh Solutions, Inc. Incentive Compensation Plan (incorporated by reference to Annex C to Boulevard Acquisition Corp’s definitive proxy statement (File No. 001-36197) filed with the SEC on July 16, 2015).

21.1	Subsidiaries of the registrant.
99.1	Unaudited pro forma condensed combined financial information of AgroFresh Solutions, Inc. as of March 31, 2015, for the three months ended March 31, 2015 and for the year ended December 31, 2014.
99.2	Press Release issued by the Company on August 3, 2015.

†

The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: August 6, 2015

AGROFRESH SOLUTIONS, INC.

By:	/s/ Stuart Gleichenhaus
Name: Stuart Gleichenhaus
Title: Interim Chief Financial Officer